Exhibit (k)(3)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the [  ] day of [    ], 2025 by and among RJ Private Credit Income Fund, a Delaware statutory trust (the “Fund”) and Carillon Tower Advisers, Inc. d/b/a Raymond James Investment Management, a Florida corporation (the “Investment Manager”).

WHEREAS, the Investment Manager acts as investment manager to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Manager agrees with the Fund to waive the Investment Management Fee, the incentive fee and/or to assume expenses of the Fund (a “Waiver”) if required to ensure the Other Expenses of the Fund do not exceed 0.50% and 0.50% of the average daily net assets of Class S Shares and Class I Shares, respectively (the “Expense Limit”).

3. Unless earlier terminated by the Fund, this Agreement will have an initial term ending two (2) years from the date of commencement of the Fund’s operations, and during such initial term this Agreement may not be terminated by the Investment Manager. This Agreement will automatically renew for consecutive one-year terms thereafter, and the Agreement may not be terminated by the Investment Manager other than as of the end of the then current term. Subject to the initial two sentences of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4. For a period not to exceed three (3) years from the date on which a Waiver is made, the Investment Manager may recoup amounts waived or assumed, provided the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current Expense Limit at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

5. If this Agreement is terminated by the Fund, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Investment Manager not later than (3) three years from the date on which a Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Investment Manager is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Investment Manager, the Fund agrees to pay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Investment Manager not later than thirty (30) days after the termination of this Agreement, so long as the Investment Manager is able to effect such recoupment and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

RJ PRIVATE CREDIT INCOME FUND

By:
Title:

CARILLON TOWER ADVISERS, INC. D/B/A RAYMOND JAMES INVESTMENT MANAGEMENT

By:
Title: